Registration No. 333-_____

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TOOTIE PIE COMPANY, INC.
(Exact name of registrant as specified in charter)

NEVADA	72-1602919
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

129 Industry Drive, Boerne, TX 78006
(Address of principal executive offices)

Tootie Pie Company, Inc. 2011 Stock Option and Incentive Plan
(Full title of the Plan)

Don L. Merrill, Jr.
Tootie Pie Company, Inc.
129 Industry Drive
Boerne, TX 78006
(210) 737-6600
(Name, address, and telephone number of agent for service)

With a copy to:
Amy Trombly, Esq.
Trombly Business Law
1320 Centre Street, Suite 202
Newton, MA 02467
(617) 243-0060

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price	Proposed Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	2,000,000 (1)	$0.52 (2)	$1,040,000	$120.74

(1)   Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Act”), this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)           The price of $0.52 per share, which was the average of the high and low prices of the Registrant’s common stock as reported on the Over-The-Counter Bulletin Board on February 25, 2011, is set forth solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended.

TABLE OF CONTENTS

PART I
Item 1. Plan Information	2
Item 2. Registrant Information and Employee Program Annual Information	2
PART II
Item 3. Incorporation of Documents by Reference	2
Item 4. Description of Securities	2
Item 5. Interests of Named Experts and Counsel	3
Item 6. Indemnification of Directors and Officers	3
Item 7. Exemption From Registration Claimed	3
Item 8. Exhibits	3
Item 9. Undertakings	3

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.    PLAN INFORMATION.

In accordance with the Instructional Note to Part I of Form S-8 as promulgated by the Securities and Exchange Commission, the information specified by Part I of Form S-8 has been omitted from this registration statement on Form S-8.

ITEM 2.    REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The Registrant will provide without charge to each person to whom a copy of a Section 10(a) prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this registration statement by reference. The Registrant will also make available without charge, upon oral or written request, other documents required to be delivered pursuant to Rule 428(b).  Requests for such information should be directed to: Tootie Pie Company, Inc., 129 Industry Drive, Boerne, Texas, 78006.  Phone: (210) 737-6600.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.    INCORPORATION OF DOCUMENTS BY REFERENCE.

The following are hereby incorporated by reference:

(a)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2010, filed on July 1, 2010 pursuant to Section 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)
The Registrant’s Quarterly Reports on Form 10-Q for the fiscal period ended June 30, 2010, filed August 16, 2010; for the fiscal period ended September 30, 2010, filed November 12, 2010; and for the fiscal period ended December 31, 2010, filed February 15, 2011.

(c)	The Registrant’s Current Reports on Form 8-K filed on August 31, 2010, December 7, 2010 and December 15, 2010.

(d)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the financial statements contained in the Form 10-K referred to in (a) above.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in this registration statement, in a supplement to this registration statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed supplement to this registration statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.    DESCRIPTION OF SECURITIES.

COMMON STOCK

The Registrant is authorized to issue 2,000,000 shares of common stock, par value $0.001 per share. The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends at such times and in such amounts as the board from time to time may determine.  Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders.  There is no cumulative voting of the election of directors then standing for election.  The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption.  Upon liquidation, dissolution or winding up of the company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.

ITEM 5    INTEREST OF NAMED EXPERTS AND COUNSEL.

No named expert or counsel was hired on a contingent basis, will receive a direct or indirect interest in the Registrant, or was a promoter, underwriter, voting trustee, director, officer, or employee of the Registrant. No expert or counsel has any contingent based agreement with the Registrant or any other interest in or connection to the Registrant.

ITEM 6.    INDEMNIFICATION OF DIRECTIORS AND OFFICERS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the following provisions, we have been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  Paragraph Eight of our Articles of Incorporation, as Amended, contains the following provisions with respect to liability of directors and officers:

Officers and directors shall have no personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as an officer or director. This provision does not eliminate or limit the liability of an officer or director for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of distributions in violation of NRS 78.300.

The General Corporation Law of the State of Nevada generally provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he (a) is not liable; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.    EXHIBITS.

Exhibit No.	Description
5.1	Opinion of Trombly Business Law, PC.

10.1	Tootie Pie Company, Inc. 2011 Stock Option and Incentive Plan, dated March 2, 2011 (filed herewith).

23.1	Consent of Akin, Doherty, Klein & Feuge, P.C.

23.2	Consent of Trombly Business Law, PC, included in Exhibit 5.1 filed herewith.

ITEM 9.    UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability of the Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) of section 15(d) of the Securities Act of 1933 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boerne, State of Texas, on March 2, 2011.

Tootie Pie Company, Inc.

By:	/s/ Don L. Merrill, Jr.
Don L. Merrill, Jr.
Chief Executive Officer, President and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Dan Gostylo	March 2, 2011
Dan Gostylo
Director

/s/ David P. Strolle, Jr.	March 2, 2011
David P. Strolle, Jr.
Director

/s/ Vincent M. Dawson	March 2, 2011
Vincent M. Dawson
Director

/s/ James E. Dawson	March 2, 2011
James E. Dawson
Director